Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
EASTMAN CHEMICAL COMPANY,
EASTMAN TC, INC.,
and
STERLING CHEMICALS, INC.
Dated June 22, 2011

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)
Exhibit A    Certificate of Incorporation
Exhibit B     Bylaws

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2011 (this “Agreement”), among Eastman Chemical Company, a Delaware corporation (“Parent”), Eastman TC, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Sterling Chemicals, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. The respective Boards of Directors of Parent and the Company have approved the merger (the “Merger”) of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share (the “Company Common Stock”) and Series A convertible preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”) not owned by Parent, Sub or the Company will be converted into the right to receive the Merger Consideration (as defined herein);
     B. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
     C. The Board of Directors of the Company (the “Company Board”) by resolution adopted in accordance with applicable Law, has appointed a special committee of independent members of the Company Board (the “Special Committee”), which has determined that the Merger and this Agreement are fair to, and in the best interests of, the holders of Company Common Stock (other than Resurgence Asset Management, L.L.C., its Affiliates and its and its Affiliates’ managed funds and accounts (collectively, “Resurgence”)), and has recommended that the Company Board approve this Agreement;
     D. The Company Board, having received the recommendation of the Special Committee, has approved this Agreement and determined that the terms of this Agreement are advisable;
     E. Concurrently with the execution of this Agreement, and as a condition and inducement to willingness of Parent to enter into this Agreement, Resurgence is entering into a voting agreement with Parent with respect to the shares of Company Common Stock and the shares of Preferred Stock owned by Resurgence pursuant to which, among other things, Resurgence has agreed, subject to the terms thereof, to execute and deliver to the Company and Parent a written consent, substantially in the form attached thereto as Exhibit A (the “Stockholder Consent”), pursuant to which Resurgence will adopt this Agreement in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”); and
     F. That, as a condition and inducement to willingness of Parent to enter into this Agreement, Resurgence has waived certain rights under the Restated Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock.
     NOW, THEREFORE, the parties hereto agree as follows:

I. THE MERGER
     1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub will be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. The Merger, the payments of the Merger Consideration, and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions.”
     1.02. Closing. The closing (the “Closing”) of the Merger will take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Atlanta, Georgia 30309 at 10:00 a.m. local time on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as may be agreed in writing between Parent and the Company, but in no event will the Closing occur on a date that is earlier than 40 days after the date of this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     1.03. Effective Time. Prior to the Closing, Parent will prepare, and on the Closing Date or as soon as practicable thereafter Parent will file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (collectively, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
     1.04. Effects. The Merger will have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
     1.05. Certificate of Incorporation and Bylaws. (a) At the Effective Time, the certificate of incorporation of the Company will be amended and restated to read in its entirety in the form attached hereto as Exhibit A and as so amended will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
     (b) At the Effective Time, the bylaws of the Company will be amended and restated to read in their entirety in the form attached hereto as Exhibit B and as so amended will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions therein or by applicable Law.
     1.06. Directors. The directors of Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     1.07. Officers. The officers of Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
II. EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
     2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Sub:
     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and no Merger Consideration or other consideration will be delivered or deliverable in exchange therefor.
     (c) Conversion of Company Capital Stock. (i) Subject to Section 2.01(b) and Section 2.01(d), (A) each issued and outstanding share (or fraction thereof) of Company Common Stock will be canceled and converted automatically into the right to receive $2.50 (or the appropriate fraction thereof, in the case of a fractional share) (the “Common Stock Consideration”) in cash without interest and (B) each issued and outstanding share (or fraction thereof, in the case of a fractional share) of Preferred Stock will be canceled and converted automatically into the right to receive an amount equal to the quotient of (A) $100,000,000 minus the sum of the Aggregate Common Stock Consideration and the Adjustment Amount and (B) the number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time (including accrued and unpaid dividends thereon (whether or not declared)) in cash without interest (the “Preferred Stock Consideration” and with the Common Stock Consideration collectively referred to herein as the “Merger Consideration”).
     (i) As of the Effective Time, all shares of Company Capital Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest, and except as otherwise provided in Section 2.01(d) with respect to Dissenting Shares and Section 2.02(c) with respect to Unpaid Dividends.

     (d) Dissenting Stockholders. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any shares of Company Capital Stock outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing an appraisal for such shares and otherwise properly perfected and not withdrawn or lost their rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Section 2.01(c). Notwithstanding anything to the contrary contained in Section 2.01(c), if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company will give Parent the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
     2.02. Exchange of Shares. (a) Paying Agent. Prior to the Effective Time, Parent will select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of Merger Consideration upon surrender of a certificate or certificates representing Company Capital Stock (the “Certificates”) or transfer of non-certificated shares representing Company Capital Stock (the “Book-Entry Shares”), as the case may be. At the Effective Time, Parent will deposit, or will cause to be deposited, with the Paying Agent all the cash necessary to promptly pay for the shares of Company Capital Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”) less any Merger Consideration in respect of which the Parent has made alternative provision for payment thereof pursuant to the second sentence of Section 2.02(b) below.
     (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent will cause the Paying Agent to mail or otherwise deliver to each holder of record of Certificates or Book-Entry Shares, as the case may be, that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares, as the case may be, to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Shares, as the case may be, in exchange for Merger Consideration. Parent will use commercially reasonable efforts to cause provision to be made for holders of the

Company Capital Stock to procure in person immediately after the Effective Time a letter of transmittal and instructions and to cause to be delivered in person immediately after the Effective Time such letter of transmittal and to provide immediate payment of the related Merger Consideration against delivery thereof, to the extent practicable. Upon surrender of a Certificate for cancellation or transfer of the Book-Entry Shares, as the case may be, to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share, as applicable, will be entitled to receive in exchange therefor the amount of cash into which the shares of Company Capital Stock theretofore represented by such Certificate or such Book-Entry Share will be converted pursuant to Section 2.01, and the Certificate so surrendered or the Book-Entry Share or so transferred, as applicable, will forthwith be canceled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Book-Entry Share so transferred is registered, if such Certificate or such Book-Entry Share, as applicable, is properly endorsed or otherwise in proper form for transfer, if applicable, and the Person requesting such payment will pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or such Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Except as otherwise identified in Section 2.01(d) and except as otherwise provided with respect to Unpaid Dividends in Section 2.02(c), until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share, as the case may be, will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest will be paid or accrue on any cash payable upon surrender of any Certificate or transfer of any Book-Entry Share.
     (c) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Capital Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock (including any accrued and unpaid dividends on the outstanding Preferred Stock (whether or not declared)), subject, however, to the Surviving Corporation’s obligation to pay any other dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Capital Stock in accordance with (and not in violation of) the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time (collectively, “Unpaid Dividends”), and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Capital Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they will be canceled and exchanged as provided in this Article II.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II will thereafter look only to Parent for payment of its claim for Merger Consideration.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent will be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered or transferred, as applicable, immediately prior to such date on which Merger Consideration in respect of such Certificate or such Book-Entry Share would irrevocably escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or such Book-Entry Share will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     (f) Investment of Exchange Fund. The Paying Agent will invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, and/or (iii) securities of an investment company registered pursuant to the Investment Company Act of 1940, 15 U.S.C. §802 that is (A) a money market fund and (B) is rated “AAA” or better by Standard & Poor’s, or a combination thereof; provided that, in any such case, no such instrument will have a maturity exceeding three months from the date of the investment therein. Any interest and other income resulting from such investments will be the property of and will be paid to Parent. In no event will a decline in the value of the Exchange Fund relieve Parent of its obligations under this Article II. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 2.02(a), Parent will, or will cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 2.02(a).
     (g) Withholding Rights. Parent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of Tax Law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding were made.
     (h) Lost Certificates. If any Certificate is lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact, which will include indemnities, by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.
     2.03. Company Stock Options. Each Option outstanding as of the Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any

Option, whether vested or unvested, exercisable or not exercisable, will be canceled at or immediately prior to the Effective Time.
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent and Sub that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”) (subject to Section 9.04 of this Agreement) or, except as set forth in any report, schedule, form or other document filed by the Company with the Securities and Exchange Commission (the “SEC”) on or after the date the Company filed its Annual Report on Form 10-K for its fiscal year ended December 31, 2010 (but disregarding risk factors disclosures or disclosures set forth in any “forward looking statements” or any other statements to the extent such disclosures or statements are non-specific or customary, predictive or forward looking in nature) (the “Company SEC Documents”):
     3.01. Organization, Standing and Power. Each of the Company and each of its significant subsidiaries (as that term is defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC, herein referred to as the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized other than defects in such organization, existence or good standing that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and has full corporate, limited liability or partnership power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such power and authority, franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each of the Company Subsidiaries and its jurisdiction of organization. Except as set forth in Section 3.02(a) of the Company Disclosure Letter, all the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company free and clear of all material pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).
     (b) Except for its interests in the Company Subsidiaries or as set forth in Section 3.02(b) of the Company Disclosure Letter, the Company does not as of the date of this Agreement own, directly or indirectly, any material capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, other than investments in short-term debt securities.

     3.03. Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 125,000 shares of preferred stock, par value $0.01 per share, of which 25,000 shares have been designated as Preferred Stock. Resurgence beneficially owns 100% of the issued and outstanding shares of Preferred Stock. At the close of business on May 31, 2011 (the “Measurement Date”), (a) 2,828,460 shares of Company Common Stock and 7,980.086 shares of Preferred Stock were issued and outstanding, (b) zero shares of Company Common Stock were held by the Company in its treasury, (c) 172,500 shares of Company Common Stock were subject to outstanding Options and (d) 1,363,914 shares of Company Common Stock were reserved for purchase or issuance pursuant to the Company Stock Plan. Except as set forth above and except for the right of the holders of Preferred Stock to convert their shares of Preferred Stock into Company Common Stock in accordance with the Company Charter and the accrual of dividends on the Preferred Stock payable in additional shares of Preferred Stock, at the close of business on the Measurement Date, (a) no shares of capital stock or other voting securities of the Company were, and, immediately prior to the Effective Time no shares of capital stock or other voting securities of the Company will be, issued, reserved for issuance or outstanding and (b) no Options, warrants or other rights to acquire shares of capital stock or other voting securities of the Company were, and immediately prior to the Effective Time no Options, warrants or other rights to acquire shares of capital stock or other voting securities of the Company will be, issued. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (the “Company Charter”), the Restated Bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”) or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for the Options listed by exercise price in Section 3.03 of the Company Disclosure Letter, the shares of Preferred Stock and grants under the Company’s Long-Term Incentive Plan, there are not any Options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (a) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (b) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (c) that, to the Knowledge of the Company, give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. Except with respect to the Preferred Stock, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company

Subsidiary. The Company does not have in place, and is not subject to, a stockholder rights plan, “poison pill” or similar plan or instrument. Except as set forth in Section 3.03 of the Company Disclosure Letter, from the Measurement Date through the date of this Agreement, neither the Company nor any of the Company Subsidiaries has (a) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards, (b) with respect to executive officers of the Company or the Company Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (c) adopted or amended any Plan.
     3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Consent, and no other proceedings, corporate or otherwise, on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, subject, in the case of the Merger, to receipt of the Stockholder Consent. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
     (b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are advisable and fair to the Company and its stockholders, and (iii) recommending that the Company’s stockholders adopt this Agreement and the Merger. The Company Board has taken all necessary action such that the restrictions on business combinations contained in Section 203 of the DGCL do not apply to this Agreement, the Merger or the other Transactions. No other takeover statutes apply or purport to apply to this Agreement, the Merger or any of the other Transactions. The Special Committee, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the Merger and this Agreement are fair to, and in the best interests of, the holders of Company Common Stock other than Resurgence and (ii) recommending that the Company Board approve this Agreement.
     (c) The delivery of the Stockholder Consent will constitute the requisite stockholder action to adopt this Agreement under Section 251(c) of the DGCL and is the only approval of the stockholders of the Company necessary to adopt this Agreement.
     3.05. No Conflicts; Consents. (a) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of purchase, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company under, any provision of (i) the Company Charter (except with respect to the Preferred Stock), the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound (other than the Indenture) or (iii) subject to the filings and other matters referred to in Section 3.05(b) and the receipt of the Stockholder Consent, any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had or would not reasonably be expected, individually or in the aggregate, to have or result in a Company Material Adverse Effect.
     (b) To the Knowledge of the Company, and assuming receipt of the Stockholder Consent and expiration of the 20 day period referred to in Rule 14c-2(b) of the Exchange Act, no consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) an information statement relating to the adoption of this Agreement by the Company’s stockholders (the “Information Statement”) and (B) such reports under Sections 12, 13, 15 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with the rules of the OTC Bulletin Board and the Financial Industry Regulatory Authority, Inc., (v) compliance with the “blue sky” laws of various states, and (vi) such items that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     3.06. SEC Documents; Undisclosed Liabilities; Internal Controls. (a) The Company has timely filed all Company SEC Documents together with any amendments required to be made with respect thereto, that they were required to file.
     (b) As of their respective dates, to the Knowledge of the Company, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q, in each case, most recently filed with the SEC, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     (c) Other than liabilities or obligations set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto in the most recent consolidated financial statements of the Company included in any Company SEC Document filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) or incurred since January 1, 2011 in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents and the statements contained in such certifications are complete and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” will have the meanings ascribed to such terms in SOX. None of the Company or any of the Company Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX arranged any outstanding, “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.
     (e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are made only in accordance with the authorizations of management and directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.
     (f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
     (g) From the filing of the Company’s Form 10-K for the period ending December 31, 2010 through the date of this Agreement, the Company has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls over financial reporting. To the Knowledge of the Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.
     (h) None of the Company Subsidiaries is, or at any time has been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
     (i) To the Knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that, as of the date of this Agreement, has been adopted by the SEC, the Financial Accounting Standards Board or the Emerging Issues Task Force that is not in effect as of the date of this Agreement but that, if implemented, would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (j) The Company is in material compliance with the applicable requirements of SOX.
     3.07. Absence of Certain Changes or Events. From January 1, 2011 through the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been any change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     3.08. Litigation. There is no suit, action, claim, investigation or proceeding (each, an “Action”) (or group of related Actions) pending or, to the Knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiary or any of the directors or officers of the Company or any of the Company Subsidiaries in their capacity as such, that has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, if adversely determined. Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any officer, director or employee of the Company or any Company Subsidiary, has been permanently or temporarily enjoined by any order, writ, injunction or decree (each, an “Order”) of any court or Governmental Entity or any arbitral or other dispute resolution body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Company Subsidiary, nor, to the Knowledge of the Company, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiary under investigation by any Governmental Entity, that has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There is no Order enjoining or requiring the Company or any of the Company Subsidiaries to take any action of any kind with respect to its business, assets or properties, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in Sections 3.10 and 3.13 will be the exclusive representations and warranties with respect to environmental and labor matters, respectively, notwithstanding that the representations and warranties set forth in this Section 3.08 may otherwise apply to the subject matter of such representations and warranties.
     3.09. Compliance with Applicable Laws. Except as disclosed in the Company SEC Documents, the Company and the Company Subsidiaries are in compliance with all applicable Judgments and Laws, except for instances of noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (“Permits”), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, and with respect to esters produced for BASF Corporation (“BASF”) pursuant to the Third Amended and Restated Plasticizers Production Agreement of April 1, 2008 (the “BASF Contract”), as conducted, during the time that agreement was in effect, and that are material to the Company and the Company Subsidiaries taken as a whole and except where the failure to obtain any such Permit would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits, that individually or in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit which revocation or cancellation would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in Sections 3.10 and 3.13 will be the exclusive representations and warranties with respect to environmental and labor matters, respectively, notwithstanding that the representations and warranties set forth in this Section 3.09 may otherwise apply to the subject matter of such representations and warranties.
     3.10. Environmental Matters. (a) Except as set forth in Section 3.10(a) of the Company Disclosure Letter and except in each case as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and the Company Subsidiaries taken as a whole: (i) the Company is, and at all times since January 1, 2008 has been, in compliance with all Environmental Laws; (ii) the Company has obtained or has made timely applications for or is in the process of obtaining and has maintained and is in compliance with all Environmental Authorizations required for the operation of its business as currently conducted, and with respect to esters produced for BASF pursuant to the BASF Contract, as conducted during the time that agreement was in effect; and (iii) such Environmental Authorizations are in full force and effect and there is no Action pending or, to the Knowledge of the Company, threatened which might directly and adversely affect the validity of any effective or proposed Environmental Authorization.
     (b) None of the Company’s assets are subject to any Lien imposed by or arising under any Environmental Law, and there is no Action pending or, to the Knowledge of the Company, threatened for imposition of any such Lien.

     (c) Except as described in Section 3.10(c) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2008, the Company has not received any written communication from any Environmental Authority or any other Person alleging that the Company is in violation of any Environmental Law or Environmental Authorization or subject to Environmental Liabilities.
     (d) Except as identified in Section 3.10(d) of the Company Disclosure Letter, to the Knowledge of the Company, the Company has not been named, identified or alleged to be a responsible party or a potentially responsible party under CERCLA or any state Law based on, or analogous to, CERCLA.
     (e) Except as described in Section 3.10(e) of the Company Disclosure Letter, there is no Action arising under Environmental Laws pending against the Company nor, to the Knowledge of the Company, is any such Action threatened.
     (f) Except as described in Section 3.10(f) of the Company Disclosure Letter, since January 1, 2008 the Company has not released any Hazardous Substances that require any Response under Environmental Law.
     (g) Except for transfers of Environmental Authorizations necessary to operate the Company’s business listed on Section 3.10(g) of the Company Disclosure Letter, the Transactions do not require the pre-Closing consent or pre-approval of any Environmental Authority regarding Environmental Laws or Environmental Authorizations.
     (h) The emissions credits arising under applicable Environmental Laws prior to the Effective Time and any emissions reductions that are eligible for use in an emissions netting or offset analysis under applicable Environmental Laws are adequate for the operation of the Company’s business as of Closing.
     3.11. Taxes. Except as set forth in Section 3.11 of the Company Disclosure Letter, (a) the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary in the manner prescribed by applicable Law and all such Tax Returns are complete and correct except to the extent that any failure to file or any inaccuracies in any filed Tax Return would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and each Company Subsidiary has timely paid (or the Company has paid on each such Company Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes) for all Taxes payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such financial statement, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (b) Neither the Company nor any Company Subsidiary has joined for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary Tax Return,

other than Tax Returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.
     (c) No Tax Return of the Company or any Company Subsidiary is under audit or examination by any Taxing Authority, and no written notice or, to the Knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any Company Subsidiary, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (d) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (e) No material Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for statutory Liens for Taxes not yet due.
     (f) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority), other than any such agreements (i) among the Company and the Company Subsidiaries or (ii) that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (g) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each Company Subsidiary has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Laws) and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Law.
     (h) Within the two-year period ending on the Closing Date, neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.
     (i) No claim that has not been resolved has ever been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that it is, or may be, subject to an amount of Tax by that jurisdiction that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
     (j) No “ownership change” (as described in Section 382(g) of the Code) has occurred as of the date of this Agreement or will occur prior to the Effective Time with respect to the Company or any Company Subsidiary that is a “loss corporation” as described in Section 382(k) of the Code that has had or will have the effect of limiting the use of “pre-change tax losses” (as described in Section 382(d) of the Code) of the Company or any Company Subsidiary following the Effective Time.
     (k) Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of Tax Law, or any other change in method of accounting.
     (l) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.
     3.12. Employee Benefit Plans. (a) Except as listed in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary maintains or contributes to (i) any nonqualified deferred compensation or retirement plans for employees located in the U.S., (ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) any qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), or (v) any material fringe benefit or stock option plans, including individual Contracts, employee agreements, programs, or arrangements, whether or not written, whether formal or informal, whether funded or unfunded, that currently are, or have been in the past, maintained and sponsored in whole or in part, or contributed to by either the Company, a Company Subsidiary, or any other Person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Commonly Controlled Entity”), for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, member, officer, consultant of the Company, or a Company Subsidiary, or a Commonly Controlled Entity, or under (or in connection with) which the Company or a Company Subsidiary may have any liability (collectively clauses (i)-(v) are referred to as “Plans”). Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) and 501(a) of the Code has either received a favorable determination letter (or may rely on an opinion or advisory letter) from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b). The Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and state Law. None of the Company, Company Subsidiaries or, to the Knowledge of the Company, the Commonly Controlled Entities has received any notice from any Governmental Entity questioning or challenging such compliance. The Company has delivered or made available to Parent complete and correct copies (or in the case of any unwritten Plan or agreement, a description thereof) of (i) each Plan, (ii) the three most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence filed with or delivered to any Governmental Entity, with respect to each Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description for each Plan for which a summary plan description is required under applicable U.S. Law, (iv) each trust agreement and group annuity Contract and other material documents relating to the funding or payment of benefits under any Plan, (v) the most recent determination or qualification letter (or advisory or opinion letter as applicable) issued by any Governmental Entity for each Pension Plan intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination or qualification letter, if applicable, and a complete and correct list of all material amendments to any Pension Plan as to which a favorable determination letter has not yet been received and (vi) the three most recent actuarial valuations for each Plan for which such valuations are required. All participant data necessary to administer each Plan is in the possession of, or readily accessible by, the Company or a Company Subsidiary and is in form that is reasonably sufficient for the proper administration of the Plans in accordance with their terms and applicable Laws and such data is complete and correct in all material respects.
     (b) Except as set forth in Section 3.12(b) of the Company Disclosure Letter, with respect to the Plans, (i) there are no actions, suits or claims pending or, to the Company’s and Company Subsidiaries’ Knowledge, threatened, other than routine claims for benefits which would subject the Company, its Commonly Controlled Entities, or any of their respective directors, officers, managers or employees to any material liability under ERISA or any applicable Law, (ii) to the Company’s and Company Subsidiaries’ Knowledge, there have been no nonexempt “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject the Company, its Commonly Controlled Entities, or any of their respective directors, officers, managers or employees to any material liability under ERISA or any applicable Law, (iii) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Plan participant have been timely filed or distributed, and (iv) none of the assets of any Pension Plan is “employee security” (within the meaning of Section 401(d)(1) of ERISA) or “employee real property” (within the meaning of Section 401(d)(2) of ERISA).
     (c) Neither the Company nor any Company Subsidiary has, nor, to the Company’s and Company Subsidiaries’ Knowledge, has any of their respective directors, officers, managers or employees or any Plan “fiduciary”, as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject Parent, its Commonly Controlled Entities, or any of their respective directors, officers, managers or employees to any material liability under ERISA or any applicable Law.
     (d) Neither the Company nor any Company Subsidiary has incurred any material liability for any Taxes or civil penalty imposed by the Code, ERISA or state Law in respect of any Plan which has not been satisfied in full or reflected on the Company’s financial statements or had any Plan or related trust that is intended to be exempt from taxation subject to tax disqualification. To the Company’s and Company Subsidiaries’ Knowledge, no events have occurred which could cause a material liability for any Tax or civil penalty imposed by the Code, ERISA or state Law in respect of any Plan or any uncorrectable material violation that reasonably could be expected to subject any such Plan or related trust that is intended to be exempt from taxation to tax disqualification.
     (e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, none of the Company, Company Subsidiaries or Commonly Controlled Entities (i) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan; (ii) has an “unfunded benefit liability” (as defined in Section 4001(a)(18) of ERISA) as of the respective last annual valuation date for each such Pension Plan, and there has been no material adverse change in the financial condition of any Pension Plan since its last such annual valuation date (excluding changes to actuarial assumptions in effect as of such annual valuation date consistent with recommendations made by the Pension Plan’s enrolled actuary and changes resulting from changes in interest rates and discount rates outside of the control of the Company or its actuary, returns on investments and benefit payments made in accordance with the Pension Plan’s terms) (iii) has any liability under Title IV of ERISA or Section 412 of the Code (other than for premiums to the Pension Benefit Guaranty Corporation) nor is expected to incur such liability with respect to any ongoing, frozen or terminated “single-employer” plan (as defined in Section 4001(a)(15) of ERISA), currently or formerly maintained by any of them; or (iv) has a Pension Plan with an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested for such a Pension Plan. Except as could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole, (i) no Pension Plan or related trust has been terminated and (ii) there has been no “reportable event” (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, with respect to any Pension Plan during the last year.
     (f) All contributions and payments to or with respect to each Plan required to be made prior to the date hereof have been made (and all such contributions and payments required to be made prior to the Closing will be made prior to the Closing), and all contributions and payments to or with respect to each Plan for all periods ending on or prior to the date hereof have been properly accrued and are reflected on the financial statements (and all such contributions and payments for all periods ending on or prior to the Closing that are not required to be made prior to such date will be properly accrued).
     (g) Except as set forth in Section 3.12(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has communicated a commitment (whether orally or in writing, whether as part of the collective bargaining process or not) generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Plans beyond those reflected in such Plans, or (ii) the adoption or creation of any new benefit plan, each of (i) or (ii) which could reasonably be expected to result in material liability.

     (h) None of the Company, Company Subsidiaries or Commonly Controlled Entities contributes to or has any liability or potential liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) during the five year period ending as of the Closing. None of the Company, Company Subsidiaries or Commonly Controlled Entities is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA. None of the Company, Company Subsidiaries or Commonly Controlled Entities has entered into any transaction which has or could subject the Company, any Company Subsidiary, or any Commonly Controlled Entity to any withdrawal or partial withdrawal liability.
     (i) Except as set forth in Section 3.12(i) of the Company Disclosure Letter, none of the Welfare Plans obligates the Company or Company Subsidiaries to provide a Retained Employee, current employee or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any Company Subsidiary, other than as required under COBRA or any similar state Law.
     (j) All Welfare Plans that are group health plans, including each benefit package made available under such plans in which employees, former employees and Retained Employees of the Company or Company Subsidiaries participate are in material compliance with PPACA.
     (k) Except as listed in Section 3.12(k) of the Company Disclosure Letter, no amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Except as listed in Section 3.12(k) of the Company Disclosure Letter, consummation of the transaction contemplated by this Agreement will not (i) entitle any Retained Employee, current employee, or former employee (or spouse, dependent or other family member of such employee) of the Company or Company Subsidiaries to severance pay, or any payment contingent upon a change in control or ownership of the Company or Company Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such Retained Employee, current employee, or former employee (or any spouse, dependent, or other family member of such employee).
     (l) No Plan is or at any time was funded through a “welfare benefit fund” (as defined in Section 419(e) of the Code), and no benefits under any Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).
     (m) Section 3.12(m) of the Company Disclosure Letter contains a list of all Plans containing a change of control provision that would be triggered by the consummation of the transactions contemplated by this Agreement that will result in a payment to any of the Company’s officers (as defined in Rule 16a-1(f) under the Exchange Act).
     (n) To the Company’s Knowledge, each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code is, and has been in material documentary and operational compliance with Section 409A of the Code and any guidance issued with respect thereto. To the extent that the Company obtains Knowledge after the date hereof of any failure to be in such material documentary or operational compliance, the Company may amend the Company Disclosure Letter to disclose such failure and the disclosure contained in such amendment will be deemed for all purposes of this Agreement to have been contained in the original Company Disclosure Letter delivered to Parent and Sub as of the date hereof.
     (o) To the Company’s Knowledge, neither the Company nor any Company Subsidiary has any material liability or obligations, including under or on account of a Plan or agreement, arising out of the hiring of Persons to provide services to the Company or any Company Subsidiary and treating such Persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary. To the extent that the Company obtains Knowledge after the date hereof of any such material liability or obligation, the Company may amend the Company Disclosure Letter to disclose such material liability or obligation and the disclosure contained in such amendment will be deemed for all purposes of this Agreement to have been contained in the original Company Disclosure Letter delivered to Parent and Sub as of the date hereof.
     3.13. Labor Matters. Set forth in Section 3.13 of the Company Disclosure Letter is a list of all collective bargaining agreements or other labor union Contracts currently in effect to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (the “Collective Bargaining Agreements”). Since January 1, 2008, neither the Company nor any Company Subsidiary has experienced any labor strikes, union organization attempts, requests for representation, work slowdowns or stoppages or material labor disputes and to the Knowledge of the Company, there is currently no such action threatened against or affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are each, and each have been since January 1, 2008, in compliance in all material respects with all applicable Laws with respect to labor relations, employment and employment practices, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, and have not engaged in any unfair labor practice, except for such non-compliance or practice that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened, in each case, before the National Labor Relations Board or any comparable federal, state, provincial or foreign agency or authority. No grievance or arbitration proceeding arising out of a Collective Bargaining Agreement is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, except for proceedings that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Since January 1, 2008, to the extent applicable, each of the Company and the Company Subsidiaries has complied in all material respects with the WARN Act or with any similar state Law, including by furnishing any required notice of any “plant closing,” “mass layoff” or collective dismissal, as applicable, in respect of any termination of employees or former employees of any of the Company or the Company Subsidiaries. With respect to the termination of employment of any executive officer of the Company since January 1, 2011, (a) the Company and the Company Subsidiaries are in compliance with all applicable Laws and no Action of any kind is currently pending or, to the Knowledge of the Company, has been threatened by any terminated executive officer and (b) all payments to be made by the Company or any Company Subsidiary in connection with any such termination have been made, except where the failure to make such payments would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     3.14. Contracts. Except with respect to Plans (which are the subject of Section 3.12) and Collective Bargaining Agreements and except as set forth in Section 3.14 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, that in either case has not been so filed. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has entered into any written or material oral Contract with any Affiliate of the Company that is currently in effect other than the Plans. None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any agreement or covenant (a) restricting the Company’s or any of its Affiliates’ ability to compete or restricting in any respect the research, development, distribution, sale, supply, license or marketing of products or services of the Company or any of its Affiliates, in each case other than those entered into in the ordinary course of business consistent with past practice, (b) containing a right of first refusal, right of first negotiation or right of first offer for any asset or business or (c) containing any indemnity obligations to third parties, in the case of clauses (a) through (c), that is material to the Company and the Company Subsidiaries, taken as a whole. Notwithstanding the foregoing, the Company has not been notified of any open and material disagreements, discrepancies or claims regarding any Contract by and between the Company and BP Amoco Chemical Company, BASF, Praxair, Inc. or Praxair Hydrogen Supply, Inc.
     3.15. Intellectual Property. (a) The Company owns and possesses all right, title and interests in and to all Company Intellectual Property, free and clear of any Lien or other restriction on its use or disclosure, except as set forth in Section 3.15 of the Company Disclosure Letter.
     (b) No portion of the Company Intellectual Property is subject to any adverse Order, Judgment or charge.
     (c) No Action, interference, opposition, reexamination, hearing, written claim or written demand is pending or, to the Knowledge of the Company, is threatened, which challenges any aspect of the validity, enforceability, ownership, authorship, inventorship or use of any portion of the Company Intellectual Property.
     (d) The Company and the Company Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice to protect, maintain and preserve that portion of the Company Intellectual Property described in subsection (b) of the definition of Intellectual Property in Section 9.03 and to maintain the confidentiality of the trade secrets and other confidential Company Intellectual Property.
     (e) The issued patents, registered trademarks and registered copyrights, and the applications for patents, trademarks and copyrights, that are Company Intellectual Property have been duly filed in, registered with or issued or granted by the appropriate Governmental Entity, and have been prosecuted and maintained in accordance with the rules and regulations of those Governmental Entities in all material respects.
     (f) To the Knowledge of the Company no Person is infringing the Company Intellectual Property.
     (g) To the Knowledge of the Company, the use by the Company and the Company Subsidiaries of the Company Intellectual Property, or any portion thereof, does not violate, infringe, misappropriate, misuse or violate the Intellectual Property of any Person.
     (h) During the three year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received written or, to the Knowledge of the Company, oral notice of any material pending or threatened claims alleging violation, infringement or misappropriation of the Intellectual Property of any Person.
     3.16. Real Property. (a) As of the date of this Agreement, the Company and the Company Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, the real properties and other tangible assets necessary for the Company to conduct business, as currently conducted. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company, and/or one or more of the Company Subsidiaries will have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, the real properties and other tangible assets necessary for the Company to conduct business, as currently conducted.
     (b) Section 3.16(b) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or any of the Company Subsidiaries as of the date of this Agreement (the “Owned Real Property”) that is material to the Company or any of the Company Subsidiaries.
     (c) Section 3.16(c) of the Company Disclosure Letter contains a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by the Company or any of the Company Subsidiaries as of the date of this Agreement (including improvements thereon, the “Leased Real Property”) that is material to the Company or any of the Company Subsidiaries.
     (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has

exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.
     (e) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms and (ii) there is no default under any lease for the Leased Real Property either by the Company or the Company Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or the Company Subsidiaries thereunder.
     3.17. Personal Property.
     (a) Except as set forth in Section 3.17 of the Company Disclosure Letter, the tangible personal property (other than Inventory) used in connection with the business of the Company and the Company Subsidiaries has been maintained in accordance with the Company’s and the Company Subsidiaries’ customary practice in all material respects and is in reasonable operating condition and repair (subject to normal wear and tear).
     (b) The tangible personal property (other than Inventory) used in connection with the esters produced pursuant to the BASF Contract is still present at the site within the esters operating area and is in the same material condition as it was on April 18, 2011.
     3.18. Inventory. The Inventory of the Company and the Company Subsidiaries is merchantable and fit for the purpose for which it was procured or manufactured in all material respects. The Inventory of the Company and the Company Subsidiaries does not include any slow moving, obsolete, damaged or defective items other than as carried on the books and records of the Company and the Company Subsidiaries in accordance with past custom and practice of the Company and the Company Subsidiaries.
     3.19. Brokers. No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC (“Moelis”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Moelis relating to the Merger and the other Transactions.
     3.20. Opinion of Financial Advisor. The Special Committee has received the opinion of Moelis, dated the date the Special Committee recommended that the Company Board approve this Agreement, to the effect that, subject to certain assumptions, qualifications, limitations and other matters considered in rendering such opinion, as of such date, the Common Stock Consideration to be received by the holders of Company Common Stock other than Resurgence in the Merger is fair to such holders of Company Common Stock from a financial point of view.
     3.21. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or on the 21st day after the date the Information Statement is first sent or given to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     3.22. Export Control. The Company and the Company Subsidiaries represent that they are in compliance in all material respects with all applicable Laws and regulations relating to the export of U.S.-origin technology and equipment, including those arising under the U.S. Export Administration Regulations, and that for a period of five years prior to the Effective Date, they have not materially violated such Laws and regulations.
IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Parent and Sub, jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from Parent and Sub to the Company (the “Parent Disclosure Letter”) (subject to Section 9.04 of this Agreement) or, except as set forth in any report, schedule, form or other document filed by Parent with the SEC on or after the date Parent filed its Annual Report on Form 10-K for its fiscal year ended December 31, 2010 (but disregarding risk factors disclosures or disclosures set forth in any “forward looking statements” or any other statements to the extent such disclosures or statements are non-specific or customary, predictive or forward looking in nature) (the “Parent SEC Documents”):
     4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, other than defects in such organization, existence or good standing that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, and has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such power and authority, franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
     4.02. Interim Operations of Sub. Since the date of its incorporation, Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.
     4.03. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to consummate the Transactions. The execution and delivery and performance by each of Parent and Sub of this Agreement and the consummation by Parent and Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other proceedings, corporate or otherwise, on the part of Parent or Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent or Sub of their respective obligations hereunder and the consummation by Parent or Sub of the Transactions. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
     (b) The Board of Directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Merger and the other Transactions. The Board of Directors of Sub, pursuant to a written consent action executed in accordance with the DGCL, approved this Agreement, the Merger and the other Transactions.
     4.04. No Conflicts; Consents. (a) The execution, delivery and performance by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of purchase, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or Sub under, any provision of (i) the articles of incorporation or bylaws of Parent or Sub, (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or Sub or their respective properties or assets, other than in the case of clauses (ii) or (iii) above, any such items that have not had or would not reasonably be expected, individually or in the aggregate, to have or result in a Parent Material Adverse Effect.
     (b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Information Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) compliance with the rules of the NYSE, and (v) such other items that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
     4.05. SEC Documents; Undisclosed Liabilities. Parent has timely filed all Parent SEC Documents. As of their respective dates, to the Knowledge of Parent, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC

Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     4.06. Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent or Sub, threatened, against Parent or Sub before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger or the other Transactions, or otherwise challenge the validity of or obtain damages or other relief in connection with this Agreement or the Transactions. As of the date of this Agreement, neither Parent nor Sub is subject to any continuing Judgment that would or seeks to materially delay or prevent the consummation of the Merger or any of the other Transactions.
     4.07. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or on the 21st day after the date the Information Statement is first sent or given to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     4.08. Financing. Parent has cash and cash equivalents on hand and committed credit facilities (without restrictions on the use of such facilities for the funding of the Transactions for such purposes or conditions precedent with respect to funding) sufficient for payment of the Merger Consideration, to consummate the Merger in accordance with the terms of this Agreement and to satisfy all of its own and Sub’s obligations under this Agreement.
     4.09. Brokers. No broker, investment banker, financial advisor or other Person, other than Oppenheimer & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.
V. COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.01. Conduct of Business. (a) From the date of this Agreement to the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, the Company will, and will cause each Company Subsidiary to, conduct its business in the usual and ordinary course in all material respects; preserve the present material business operations, organizations and goodwill; maintain insurance upon all of the material assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement; maintain all Permits, including Environmental Permits for currently active operations as well as Environmental Permits for inactive operations, including but not limited to the esters operations, the phthalic anhydride operations or the oxo alcohols operations (provided, that the foregoing will not require the Company to renew Permits for inactive operations that lapse due to the passage of time, other than with respect to the Company’s esters, phthalic anhydride and oxo alcohols operations, nor will any such lapse be (or be deemed to be) a breach of this Agreement and, provided further, that Parent and Sub acknowledge and agree that the continued validity of the Environmental Permits for phthalic anhydride and oxo-alcohols could be subject to challenge by Governmental Entities and no such challenge or threatened challenge will constitute a breach of this Agreement by the Company), maintain capital expenditures in all material respects consistent with past practice, maintain and manage the Pension Plans in all material respects consistent with past practice, maintain its books, accounts and records in the ordinary course of business, on a basis consistent in all material respects with past practice; and maintain a normalized level of working capital consistent with past practices. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, the Company will not, and will not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned):
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions that are required or permitted under the Company Charter with respect to the Preferred Stock, by a direct or indirect wholly owned subsidiary of the Company to its parent or as in connection with the dissolution of S & L Cogeneration Company with regard to distributions to the Company, (B) split, combine or reclassify any of the Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company Capital Stock, or (C) purchase, redeem or otherwise acquire any shares of the Company Capital Stock other than Preferred Stock to the extent required by the Company Charter or any capital stock of a Company Subsidiary or any other securities thereof or any rights, warrants or Options to acquire any such shares or other securities;
     (ii) issue, deliver, sell or grant (A) any shares of Company Capital Stock, except as such transactions are required or (in the case of Preferred Stock dividends) permitted by the Company Charter, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any Options, warrants or rights to acquire, any such shares other than dividends on the outstanding shares of Preferred Stock in the form of additional shares of Preferred Stock, Voting Company Debt, voting securities or convertible or exchangeable securities, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;
     (iii) amend the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, except as may be contemplated by the terms hereof or as required by Law;

     (iv) other than in the ordinary course of business consistent with prior practice, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof having a purchase price of more than $100,000;
     (v) (A) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or required under Plans or agreements in effect as of the date of this Agreement, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of this Agreement or as a result of any permitted action under Section 5.01(a)(v)(A), (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, or (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Plan except as may be required by Law;
     (vi) make any change in Tax, financial or other accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in GAAP or Tax Laws;
     (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that have a fair market value in excess of $100,000 individually; provided, that, in no event will the Company dispose of any assets or properties related to the esters, the phthalic anhydride and oxo alcohols operations other than a sale of all or any portion of the Company’s assets or properties related to the Company’s phthalic anhydride operations pursuant to the terms of that certain Option Agreement dated August 2, 2010 between the Company and Industrial Asset Management LLC, as amended by the First Amendment to Option Service Agreement dated December 31, 2010;
     (viii) (A) incur any indebtedness for borrowed money (other than issuances of letters of credit under the Company’s existing letter of credit facility in replacement of any letters of credit that may expire during the term of this Agreement) or guarantee any such indebtedness of another Person, issue or sell any debt securities or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except in each case in the ordinary course of business or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;
     (ix) make or change any material Tax election or settle or compromise any material Tax liability or refund;

     (x) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities and obligations (1) in the ordinary course of business or in accordance with their terms, (2) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents, or (3) as permitted by clause (C) below, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, or (C) settle any Action requiring payments by the Company (net of insurance) in excess of $100,000 or that would in any manner restrict the operation of the business of the Company or any Company Subsidiary;
     (xi) enter into a new line of business or make any material change in any line of business in which it engages as of the date of this Agreement;
     (xii) purchase or otherwise acquire, or enter into any Contract to purchase or otherwise acquire, any real property having a purchase price in excess of $100,000;
     (xiii) enter into any Contract with a term greater than two (2) years (excluding evergreen terms if the Company has the right to terminate prior to the commencement of such evergreen term at no cost) and annual payments by the Company greater than $2,000,000;
     (xiv) sell or enter into any agreement to sell any emissions reduction credit, including any nitrogen oxide reduction credits;
     (xv) make any capital expenditures (or authorize to make any capital expenditures) that are not contemplated by the capital expenditure budget set forth in Section 5.01(a)(xv) of the Company Disclosure Letter, other than capital expenditures required by Law, required to secure the health or safety of the Company’s employees or the public or required to protect the Environment;
     (xvi) elect to permanently close the esters units under the BASF Contract; or
     (xvii) authorize any of, or commit or agree to take any of, the foregoing actions.
     (b) The Company and Parent will not, and will not permit any of their respective subsidiaries to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.
     5.02. No Solicitation. (a) Subject to the provisions of this Section 5.02, after the date hereof and prior to the Effective Time, the Company agrees that the Company and its subsidiaries will not, and that it will use commercially reasonable efforts to cause its directors, members of senior management identified in the definition of Knowledge herein, investment bankers, or attorneys (collectively, “Representatives”) of the Company or its subsidiaries to not, (i) solicit, initiate, or knowingly encourage the making, submission or announcement of any inquiry regarding, or any proposal or offer which would reasonably be expected to lead to, a merger, acquisition, consolidation, tender offer, exchange offer or other transaction involving, or any proposal or offer to purchase or acquire in any manner, directly or indirectly, (A) assets (including equity interests of a Company Subsidiary) representing 20% or more of the assets or revenues of the Company and its subsidiaries taken as a whole, or (B) 20% or more of the voting securities of the Company, other than, in each case, the Merger or other transactions with Parent (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Sub and their Representatives) with respect to any inquiries regarding, or the making, submission or announcement of, an Acquisition Proposal, (iii) enter into or approve any letter of intent, agreement in principle, option agreement, share purchase agreement, acquisition agreement or similar agreement for an Acquisition Proposal, or (iv) terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar Contract to which the Company or any Company Subsidiary is a party; provided, that the foregoing will not prohibit the Company Board from terminating, waiving, amending or modifying any provision of, or granting permission under, any standstill, confidentiality agreement or similar Contract if the Company Board determines in good faith that the failure to take such action, would be reasonably likely to constitute a breach of the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. The Company will immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any Person (other than Parent, Sub or their Representatives) conducted prior to the date of this Agreement by the Company, its subsidiaries or any of their respective Representatives with respect to any actual or potential Acquisition Proposal.
     (b) Subject to the provisions of this Section 5.02, the Company may, and may authorize any of its Representatives to, prior to the date that is 40 days following the date of this Agreement, (i) in response to a request by a Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 5.02(a), provide information to such Person (including to potential financing sources of such Person), if the Company receives from such Person so requesting the information an executed confidentiality agreement no more favorable in any material respect to such Person than the Confidentiality Agreement is to Parent (it being agreed that the Company will promptly provide to Parent, in accordance with the terms of the Confidentiality Agreement, any information concerning the Company or its subsidiaries provided to such other Person which was not previously provided to Parent); (ii) engage in discussions or negotiations with any Person (and such Person’s potential financing sources) who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 5.02(a); and/or (iii) withdraw, modify or qualify in any manner adverse to Parent the Company Board’s recommendation to the Company’s stockholders to approve and adopt this Agreement and the Merger or publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal if, in each case, the Company Board determines in good faith after consultation with the Special Committee and its advisors and the Company’s outside legal counsel that (A) failure to take this action would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Law and (B) the Acquisition Proposal, if applicable, either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. As used in this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made after the date hereof (for this purpose substituting “50%” for each reference to 20% in the definition of “Acquisition Proposal”) and that the Company Board determines in good faith

(after consultation with the Special Committee and its advisors and the Company’s outside legal counsel) is reasonably expected to be consummated on the terms proposed, taking into account all legal, financial and regulatory aspects of the proposal, including the financing terms thereof and the Person making such proposal, and if consummated would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the Transactions (after taking into account any revisions to the terms of the Transactions agreed to by Parent pursuant to Section 5.02(c)).
     (c) The Company will notify Parent orally and in writing promptly (and in any event within 24 hours) after the Company Board has determined that it has received any Acquisition Proposal or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal. The written notice will include the identity of the Person making such Acquisition Proposal, request or inquiry, the material terms of the Acquisition Proposal, request or inquiry (including any material written amendments or modifications, or any proposed material written amendments or modifications, thereto), and the Company will keep Parent reasonably informed on a current basis of any material changes with respect to such Acquisition Proposal, request or inquiry. The Company will provide Parent with at least 36 hours prior notice (or such shorter notice as may be provided to the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to determine that an Acquisition Proposal is a Superior Proposal. The Company will not exercise its right to terminate this Agreement pursuant to Section 8.01(e) hereof, and any purported termination pursuant thereto will be void of no force or effect, until after the fifth business day following Parent’s receipt from the Company of written notice (i) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal (and attaching a copy of the definitive agreement related thereto, if available) and (ii) stating that the Company intends to exercise its right to terminate this Agreement pursuant to Section 8.01(e) (in which case all references to 40 days in Section 1.02 and this Section 5.02 will be deemed extended for such new five business day period). The Company agrees that after notifying Parent that an Acquisition Proposal is a Superior Proposal, including during the five-business day period specified in the preceding sentence (such period, the “Parent Review Period”), Parent will be permitted to propose to the Company revisions to the terms of the Transactions, and the Company and its Representatives will, if requested by Parent, consider in good faith any revisions to the terms of the Transactions proposed by Parent. The Company will not be entitled to terminate this Agreement pursuant to Section 8.01(e) if Parent has, during the Parent Review Period, made a binding offer that, after consideration of such offer by the Company Board in good faith and after consultation with the Special Committee and its advisors and the Company’s outside legal counsel, results in the Company Board concluding that such Superior Proposal no longer constitutes a Superior Proposal. In the event of any amendment to the consideration or any other material revisions to the Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.02(c) with respect to such new written notice (including a new Parent Review Period except that the new Parent Review Period will be three business days, in which case all references to 40 days in Section 1.02 and this Section 5.02 will be deemed extended for such new three business day period).
     (d) The Company agrees that any action taken by any of its subsidiaries or a Representative of the Company or any of its subsidiaries that, if taken by the Company, would constitute a breach of the restrictions set forth in this Section 5.02, will be deemed to be a breach of this Agreement (including this Section 5.02) by the Company.
     (e) Nothing contained in this Section 5.02 will prohibit the Company or its Company Board from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company’s stockholders which, in the judgment of the Company Board after receiving advice of outside legal counsel, is reasonably likely to be required under applicable Law.
     5.03. Transaction Fee. The Company will pay a Transaction Fee (as defined in the Genova Agreement) to John V. Genova pursuant to the terms of the Genova Agreement.
VI. ADDITIONAL AGREEMENTS
     6.01. Stockholder Action by Written Consent; Information Statement. In lieu of calling a meeting of the Company’s stockholders, the Company will seek approval and adoption of this Agreement and the Merger by the Stockholder Consent. Such approval will be sought so that such consent will be obtained and effective on the 21st day after the date the Information Statement is first sent or given to the Company stockholders in accordance with Rule 14c-2(b) under the Exchange Act. Subject to Section 5.02, the Company Board will recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such action by written consent, the Company will (a) as promptly as reasonably practicable after the date of this Agreement, but no later than 14 days after the date of this Agreement unless otherwise agreed to by the parties to the Agreement, such agreement not to be unreasonably withheld, prepare and file with the SEC the preliminary Information Statement and use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable the Information Statement, and (b) otherwise comply with all legal requirements applicable to approvals by its stockholders of this Agreement and the Transactions. The Company will provide Parent and its respective counsel with sufficient opportunity to comment upon the form and substance of the Information Statement (including any amendments or supplements thereto) prior to filing such with the SEC and the Company will use its commercially reasonable efforts to incorporate Parent’s reasonable comments into the Information Statement (including any amendments or supplements thereto). The Company will promptly provide to Parent copies of any comments received from the SEC in connection therewith and will consult with Parent in responding to the SEC.
     6.02. Access to Information; Confidentiality. The Company will, and will cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, lenders, financial advisors and other Representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all its own and its subsidiaries’ properties, books, Contracts, commitments, personnel and records and, during such period, the Company will, and will cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the federal or state securities Laws, including information necessary to satisfy Permit application requirements, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Company will not be required to disclose any information if such disclosure would contravene any applicable Law or where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply. The Company will, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act. All information exchanged pursuant to this Section 6.02 will be subject to the Confidentiality Agreement.
     6.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the making of all registrations and filings and obtaining of all necessary actions or nonactions, waivers, Consents from Governmental Entities (including in connection with the HSR Act and any other applicable Law) and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, provided, that, Parent will not be required to agree, and the Company will not agree without Parent’s consent, to waive any rights or accept any limitations on its operations or to dispose of any assets in connection with obtaining any such consent or authorization, but at Parent’s written request, the Company will agree to any such waiver, limitation or disposal, which agreement may, at the Company’s option, be conditioned upon and effective as of the Effective Time, (ii) the responding to any information requests from Governmental Entities as soon as reasonably practicable, (iii) the obtaining of all necessary Consents or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board will (i) use commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, use commercially reasonable efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement. To the extent permitted by applicable Law relating to the exchange of information, (i) the Company will promptly furnish Parent with copies of notices or other communications received by the Company from any Governmental Entity with respect to the Transactions, (ii) the Company will promptly furnish such necessary information and reasonable assistance as Parent may reasonably request in connection with the foregoing, and (iii) the Company and Parent and their respective counsel will have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions. The Company and Parent will provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other Transactions.
     (b) The Company will give prompt notice to Parent, and Parent or Sub will give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Company Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     6.04. Employees and Employee Benefits.
     (a) Salary and Wages. The Surviving Corporation will cause the Company to continue the employment effective immediately after the Closing Date of all of the Company’s employees, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such retained employees of the Company and Company Subsidiaries who are employed by the Company and Company Subsidiaries immediately following the Closing Date are referred to as “Retained Employees.” The continued employment immediately following the Closing Date of each such Retained Employee will be on substantially similar terms and conditions, and in each case will provide at least the same base wages or annual base salary, annual rate of bonus potential (determined as a percentage of annual base salary), vacation accrual, vacation banking and 401(k) match (but excluding any equity plan program or arrangement) provided to each such Retained Employee on the Closing Date for a period not to extend beyond December 31, 2011; provided, however, that for the year ending December 31, 2012, each such Retained Employee will be entitled to receive the equivalent of the greater of (i) the 401(k) match such Retained Employee would be eligible to receive under the Company’s 401(k) plan or (ii) the amount payable under the terms of Parent’s Investment and Employee Stock Ownership Plan, as amended and restated. Nothing in this Section 6.04(a) will obligate Parent, Surviving Corporation or the Company to continue the employment of any such Retained Employee for any specific period.
     (b) Employee Benefits. As of the Closing Date and for a period not to extend beyond December 31, 2011, Parent will provide, or will cause the Surviving Corporation to provide, each Retained Employee with employee benefits (excluding any equity based compensation or any Parent sponsored severance benefit) that are substantially similar in the aggregate to similarly situated employees of Parent. As of the Closing Date and for a period not to extend beyond December 31, 2011, in the event that a Retained Employee terminates employment from the Surviving Corporation after the Closing, Parent will provide, or will cause the Surviving Corporation to provide, each such Retained Employee with severance benefits, if eligible therefor, equal to those provided under a Plan in effect as of the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, Retained Employees will retain after the Closing all benefits under the Company’s Fifth Amended and Restated Severance Pay

Plan for a period following the Effective Time until December 31, 2012, which Plan will not be amended or modified by Parent or the Surviving Corporation until the expiration of such period.
     (c) Employee Service Credit. Parent (i) will give, or cause the Surviving Corporation to give, each Retained Employee service credit granted by the Company prior to Closing under any comparable Company benefit plan solely for purposes of eligibility to participate and vesting in eligible benefits provided that Retained Employees will in all events only be eligible to participate in a Parent employee benefit plan based on benefits available to similarly situated employees as if hired by Parent as of the Closing Date (which for the avoidance of doubt does not include service credit for a benefit in any Parent defined benefit pension plan or retiree health or retiree welfare benefit plan), (ii) will give, or cause the Surviving Corporation to give, each Retained Employee service credit granted by the Company prior to Closing under any comparable personnel policies that cover the Retained Employee after the Closing Date, including any vacation and sick leave, for purposes of entitlement to vacation and sick leave, (iii) will allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) in the plan year in which the Closing occurs without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iv) if any of the Welfare Plans are terminated prior to the end of the plan year that includes the Closing Date, Parent will credit the Retained Employee with any expenses that were covered by the Plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.
     (d) Labor Agreements. As of and after the Closing, the Surviving Corporation or its relevant Subsidiaries will continue (for so long as such Contracts are in effect) to be bound by the Collective Bargaining Agreements.
     (e) COBRA. The Surviving Corporation will be responsible for providing COBRA to employees and former employees of the Company and their dependents who are entitled to COBRA under the terms of the Company’s health plan as of the Closing.
     (f) No Third Party Beneficiaries. Nothing in this Agreement will create any right or obligation which is enforceable by any employee, former employee, Retained Employee or any other Person with respect to any terms or conditions of employment, including, but not limited to, the benefits and compensation described in this Section 6.04. For the avoidance of doubt, any amendments to the Company’s, the Company Subsidiaries’, Parent’s and the Surviving Corporation’s benefit and compensation plans, programs or arrangements will occur only in accordance with their respective terms and will be pursuant to action taken by the Company, the Company Subsidiaries, Parent and the Surviving Corporation which are independent of the consummation of this Agreement or any continuing obligations hereunder.
     6.05. Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, to the fullest extent permitted by Law, Parent will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless the current or former directors, officers, employees or agents of the Company and the subsidiaries of the Company (the “Covered Persons”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’

fees and disbursements), Judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval will not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request which request will include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such indemnified party’s duties as an officer or director of the Company or any of its subsidiaries, as a member of any committee thereof, or serving at the request of the Company or any of its Subsidiaries as a director, officer, fiduciary, employee or agent of an employee benefit plan or another corporation, partnership, joint venture, trust or other enterprise, including in respect of this Agreement, the Merger and the other Transactions.
     (b) Parent will, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify the Covered Persons for acts or omissions by such Covered Persons occurring at or prior to the Effective Time (including the advancement of funds and expenses to the extent provided under the Company Charter, the Company Bylaws or individual indemnity or other agreements to which such Covered Persons are a party as in effect on the date hereof subject to the reimbursement provisions thereof), and such obligations will survive the Merger and will continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions. Parent will, to the fullest extent permitted by Law, cause the Surviving Corporation to advance funds for expenses incurred by Covered Persons so indemnified in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking made in accordance with the Company Charter, the Company Bylaws and individual indemnity agreements (unless otherwise prohibited by Law) by or on behalf of such Covered Person to repay such amount if it will be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.
     (c) For a period of six years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.
     (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume all of the applicable obligations set forth in Section 6.04 and this Section 6.05.
     (e) Withholding. Parent or the Surviving Corporation will withhold all required amounts from payments to terminated employees that are nondeductible under Section 280G of the Code, in amounts to be specified in a tax opinion given by BDO USA, LLP to both Parent and the Company (which may be separately delivered to Parent and the Company so long as the opinions contained in such separate deliveries are identical) based on generally accepted accounting standards prior to Closing.
     (f) Each of Parent, the Company and the Surviving Corporation acknowledges that the consummation of the Merger and the other transactions contemplated hereby will give each of the participants under the Company’s Fifth Amended and Restated Key Employee Protection Plan, as amended, the right to terminate their employment for “Good Reason,” as such term is defined in such Plan.
     (g) The Covered Persons and the participants in the Company’s Fifth Amended and Restated Key Employee Protection Plan as amended (and their successors and heirs), are intended third party beneficiaries of this Section 6.05, and this Section 6.05 will not be amended in a manner that is adverse to the Covered Persons or such participants (including their successors and heirs) or terminated without the consent of the Covered Persons and such participants (including their successors and heirs) affected thereby.
     6.06. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will use commercially reasonable efforts to consult with each other before issuing, and, to the extent reasonably practicable, provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
     6.07. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions will be paid by either Sub or the Surviving Corporation, and the Company will cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
     6.08. Stockholder Litigation. The Company will give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction, and no such settlement may be agreed to without Parent’s consent, which will not be unreasonably withheld, delayed or conditioned.
     6.09. Other Actions by Parent. Parent will not, and will use its commercially reasonable efforts to cause its Affiliates not to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

     6.10. Rule 16b-3. Prior to the Effective Time, the Company may take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     6.11. Actions with Respect to Existing Debt. (a) Promptly after the Effective Time but in any event on the same date on which the Effective Time occurs, Parent will (i) deposit, or cause the Surviving Corporation to deposit, adequate funds to effect satisfaction and discharge on the Closing Date pursuant to and in accordance with Section 8.02 of the Indenture, on the basis of arrangements having been made to redeem all issued and outstanding Notes not held by the Company, pursuant to a notice of redemption, in accordance with the Indenture (a “Redemption Notice”) mailed commencing on the Closing Date, (ii) cause the Surviving Corporation to prepare and mail the Redemption Notice pursuant to Article III of the Indenture and pursuant to the related provisions of the Notes, (iii) elect to redeem (and instruct the Indenture trustee to give notice of redemption of) all the Notes on the date that is at least 30 days after the Closing Date, and (iv) take, or cause the Surviving Corporation to take, other such actions as may be necessary so to redeem the Notes on such redemption date pursuant to Article III of the Indenture and effect a satisfaction and discharge of the Indenture on the Closing Date pursuant to Section 8.02 of the Indenture. Effective as of the Effective Time, the Company and the Parent shall have entered into an irrevocable trust agreement or other instrument with the Indenture trustee so providing for the matters specified in the previous sentence.
     (b) Prior to the Closing Date, the Company, and each of the Parent and Sub, will cooperate and take such actions, and execute such documents as may be reasonably requested by the trustee under the Indenture, in order to comply with the provisions of Section 5.01 of the Indenture, including providing an officer’s certificate and opinion of counsel in a form reasonably acceptable to the trustee, and to enable Parent to fulfill its obligations under Section 6.11(a) of this Agreement and to satisfy and discharge the Notes as described therein.
     6.12. Closing Statement. No later than three business days before Closing, the Company will prepare and deliver to Parent and Sub the Closing Statement. The Company, Parent and Sub agree to be reasonably available at each other’s request to meet and discuss any and all financial and business matters related to the preparation of the Closing Statement.
     6.13. Real Property Holding Corporation Determination. During the period commencing on the date of this Agreement and continuing thereafter until the Effective Time, the Company will use commercially reasonable efforts to determine as promptly as practicable whether it or any Company Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. If the Company is determined to be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, the Company will provide to Parent all information available to the Company to assist in the determination of the amount of funds required to be withheld pursuant to Section 879(c)(2) of the Code prior to the Closing Date.

VII. CONDITIONS PRECEDENT
     7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Stockholder Consent. The Company shall have obtained the Stockholder Consent.
     (b) Antitrust. The waiting period (and any extension thereof), if any, applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other Order that may be entered.
     (d) Closing Statement. Parent shall have approved the Closing Statement (such approval not to be unreasonably withheld delayed or conditioned); provided, however, that in the event that the Adjustment Amount shown on such Closing Statement equals or exceeds $1,500,000, this condition shall be deemed satisfied.
     7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.03 shall be true and correct in all respects (except for any de minimus inaccuracy) both as of the date of this Agreement and as of the Closing Date and all the other representations and warranties set forth in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties qualified as to materiality or Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (c) Required Consents. The Company shall have obtained the consents set forth in Section 7.02(c) of the Company Disclosure Letter.

     (d) Company Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Company Material Adverse Effect since December 31, 2010.
     (e) Acknowledgments. The Company shall obtain written statements executed by each of John V. Genova, David Collins and Kenneth M. Hale acknowledging that if a Transaction Fee (as defined in that certain Amended and Restated Employment Agreement dated June 16, 2009 between John V. Genova and the Company, as amended (the “Genova Agreement”)) is paid to any person (including but not limited to John V. Genova) in connection with a Change of Control (as defined in the Genova Agreement), notwithstanding any provision in the Company’s Long-Term Incentive Plan to the contrary, all issued and outstanding performance units awarded to him under the terms of the Company’s Long-Term Incentive Plan shall immediately lapse and have no present or future value whether or not he individually receives a payment of any amount of the Transaction Fee.
     7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
     (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
VIII. TERMINATION, AMENDMENT AND WAIVER
     8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Consent:
     (a) by mutual written consent of Parent, Sub and the Company;
     (b) by either Parent or the Company:
     (i) if the Merger is not consummated on or before October 31, 2011 (the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party (or Sub in the case of Parent) seeking to terminate this Agreement; provided, however, that the passage of such period will be tolled for any part thereof during which any party will be subject to a nonfinal Order, decree, ruling or Action restraining, enjoining or otherwise prohibiting the consummation of the Merger; or
     (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order, decree, ruling or other Action has become final and nonappealable;
     (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be or has not been cured by the Outside Date (provided that neither Parent nor Sub is then in material breach of any representation, warranty or covenant contained in this Agreement);
     (d) by Parent, prior to the date that is 40 days following the date of this Agreement or such later date to which such 40-day period has been extended pursuant to Section 5.02(c), if (i) the Company Board has publicly withdrawn its approval or recommendation of this Agreement or the Merger or has publicly recommended to the stockholders of the Company any Acquisition Proposal, or (ii) a tender or exchange offer, that if successful, would result in any Person or group becoming the beneficial owner of 20% or more of the outstanding Company Stock, has been commenced (other than by Parent or any Affiliate of Parent) and the Company Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within ten business days of such commencement, or (iii) a Representative of the Company or any subsidiary of the Company takes any action that would constitute a willful material breach of this Agreement by the Company pursuant to Section 5.02(d);
     (e) by the Company, prior to the date that is 40 days following the date of this Agreement or such later date to which such 40-day period has been extended pursuant to Section 5.02(c), in order to concurrently enter into a definitive agreement with respect to a Superior Proposal, provided that the Company will have complied in all material respects with the terms of Section 5.02;
     (f) by Parent, if the Stockholder Consent has not been executed and delivered to the Company and Parent within one business day after the date of this Agreement; or
     (g) by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be or has not been cured by the Outside Date (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement).
     8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.02, Section 6.06, Section 8.02, Section 8.03 and Article IX, which provisions will survive such termination, and except to the extent that such termination results from the willful, knowing and intentional material breach by a party (or Sub in the case of Parent) of any representation, warranty or covenant set forth in this Agreement. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, the Stockholder Consent will be deemed automatically and immediately revoked and void and will have no further force or effect.
     8.03. Fees and Expenses. (a) Except as provided in this Section 8.03, all fees and expenses incurred in connection with the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
     (b) The Company will pay to Parent the Termination Fee if:
(i)	Parent terminates this Agreement pursuant to Section 8.01(d) or 8.01(f); or

(ii)	the Company terminates this Agreement pursuant to Section 8.01(e).
     (c) The term “Termination Fee” means $3,750,000. Any Termination Fee due under Section 8.03(b) will be paid by wire transfer of same-day funds on the effective date of termination of this Agreement. The Company acknowledges that the agreements contained in Section 8.03(b) are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. It is expressly acknowledged that in no event will the Company be required to pay the Termination Fee on more than one occasion.
     (d) If this Agreement is terminated by the Company pursuant to Section  8.01(f) after July 11, 2011 and the Company has not given written notice to BASF of its decision to permanently close the Esters Unit (as defined in the BASF Contract) on or before July 10, 2011, then, in addition to all other rights and remedies of the Company, Parent will pay the Company $2,637,048.
     8.04. Amendment. Subject to Section 9.09, this Agreement may be amended by the parties at any time before or after receipt of the Stockholder Consent; provided, however, that after the effectiveness of the Stockholder Consent, there will be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. Subject to Section 9.09, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     8.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 8.04, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
     8.06. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section

8.04 or an extension or waiver pursuant to Section 8.05 will, in order to be effective, require in the case of Parent or Sub, action by its Board of Directors or, to the extent permitted by Law, the duly authorized designee of its Board of Directors, and in the case of the Company, action by the Company Board (after consultation with the Special Committee and its advisors) or, to the extent permitted by Law, its duly authorized designee.
IX. GENERAL PROVISIONS
     9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in Article IV of this Agreement will survive the Effective Time. This Section 9.01 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as will be specified by like notice):
(a)	if to Parent or Sub, to:

Eastman Chemical Company P.O. Box 511 Kingsport, TN 37662-5075 Fax: (423) 229-2097 Email: dawoodmansee@eastman.com Attention: David Woodmansee with a copy (which will not constitute notice) to:

Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309-3053 Fax: (404) 581-8330 Email: sspainhour@jonesday.com Attention: Sterling A. Spainhour, Jr.

(b)	if to the Company, to:

Sterling Chemicals, Inc. 333 Clay Street, Suite 3600 Houston, Texas 77002-4109 Attention: General Counsel Fax: (713) 654-9577 Email: khale@sterlingchemicals.com with copies (which will not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 Attention: James L. Rice, III Fax: (713) 236-0822 Email: jrice@akingump.com

and

Alston & Bird LLP 90 Park Avenue New York, New York 10016 Attention: Kevin Miller Fax: (212) 922-3840 Email: kevin.miller@alston.com
     9.03. Definitions. For purposes of this Agreement:
     “Action” has the meaning set forth in Section 3.08.
     “Acquisition Proposal” has the meaning set forth in Section 5.02(a).
     “Adjustment Amount” means in the event that there is a Cash Balance Deficit as of the Closing Date, the sum of (a) to the extent such Cash Balance Deficit is due to an Operational Deficit, 50% of the Operational Deficit up to a maximum of $1,000,000 and (b) to the extent such Cash Balance Deficit is due to a Transaction Cost Deficit, 50% of the Transaction Cost Deficit, up to a maximum amount of $500,000; provided, however, that (i) if there is no Cash Balance Deficit (even if there is an Operational Deficit and/or a Transaction Cost Deficit), the Adjustment Amount will be zero and (ii) in no event will the Adjustment Amount be greater than $1,500,000 in the aggregate.
     “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Aggregate Common Stock Consideration” means an amount equal to the product of (a) the Common Stock Consideration and (b) the number of shares of Company Common Stock issued and outstanding.
     “Agreement” has the meaning set forth in the Introductory Paragraph.
     “BASF” has the meaning set forth in Section 3.09.
     “BASF Contract” has the meaning set forth in Section 3.09.
     “Book-Entry Shares” has the meaning set forth in Section 2.02(a).

     “BP Receivable Amount” means an amount, as reasonably estimated by the Company, equal to the accounts receivable related to the Acetic Acid Profit Sharing Account owing by BP Amoco Chemical Company to the Company as of the Closing Date.
     “Cash Balance Deficit” means the amount, as set forth on the Closing Statement, by which (a) the sum of (i) the aggregate principal amount of the issued and outstanding Notes not held by the Company plus accrued and unpaid interest thereon plus (ii) accrued and unpaid Transaction Costs exceeds (b) the sum of (i) the aggregate amount of cash and cash equivalents of the Company and its wholly owned subsidiaries (including cash and cash equivalents pledged to secure obligations of the Company related to outstanding letters of credit) plus (ii) the BP Receivable Amount. If the Cash Balance Deficit is an amount less than zero, a Cash Balance Deficit will not exist for any purposes of this Agreement.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Certificate of Merger” has the meaning set forth in Section 1.03.
     “Certificates” has the meaning set forth in Section 2.02(a).
     “Closing” has the meaning set forth in Section 1.02.
     “Closing Date” has the meaning set forth in Section 1.02.
     “Closing Statement” means a statement prepared by the Company in accordance with GAAP and the accounting principles and policies used in connection with the preparation of the financial statements in the Filed Company SEC Documents, which presents the Company’s reasonable estimate as of the date of its delivery of the Closing Statement to Parent of: (a) the aggregate amount of cash (including restricted cash) and cash equivalents of the Company, (b) the BP Receivable Amount, (c) the aggregate principal amount of the issued and outstanding Notes not held by the Company and the accrued interest thereon, (d) the Transaction Costs and (e) whether a Cash Balance Deficit, Transaction Cost Deficit or Operational Deficit exist. For illustrative purposes, attached as Exhibit A of the Disclosure Letter is a sample Closing Statement.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
     “Code” has the meaning set forth in Section 2.02(g).
     “Collective Bargaining Agreements” has the meaning set forth in Section 3.13.
     “Common Stock Consideration” has the meaning set forth in Section 2.01(c).
     “Commonly Controlled Entity” has the meaning set forth in Section 3.12(a).
     “Company” has the meaning set forth in the Introductory Paragraph.
     “Company Board” has the meaning set forth in the Recitals.

     “Company Bylaws” has the meaning set forth in Section 3.03.
     “Company Capital Stock” has the meaning set forth in the Recitals.
     “Company Charter” has the meaning set forth in Section 3.03.
     “Company Common Stock” has the meaning set forth in the Recitals.
     “Company Disclosure Letter” has the meaning set forth in Article III.
     “Company Intellectual Property” means any and all Intellectual Property the use of which is material to the business of the Company and the Company Subsidiaries, taken as a whole, used to produce esters for BASF pursuant to the Third Amended and Restated Plasticizers Production Agreement of April 1, 2008 as conducted during the time that agreement was in effect.
     “Company Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America, (ii) conditions generally affecting industries in which any of the Company or the Company Subsidiaries operates, (iii) any act of terrorism or outbreak of hostilities or war, in the United States or elsewhere, (iv) changes in Law, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) changes in interest rates, (vii) changes in the capital markets, (viii) any failure of the Company to meet any internal or external projections, forecasts or estimates of revenues, earnings or operating performance for any period, (ix) changes in the market price or trading volume of the Company Common Stock, (x) the announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by any party with the provisions of this Agreement; provided further, however, (A) that in the case of clauses (vi) through (ix), any change or failure will not prevent or otherwise affect a determination that any effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect and (B) that, in the case of clauses (i), (ii), (iii), (iv) or (v), the impact on the Company is not disproportionately adverse as compared to others in the industry or (b) the ability of the Company to consummate the Merger and the other Transactions to be performed or consummated by the Company.
     “Company SEC Documents” has the meaning set forth in Article III.
     “Company Stock Plan” means the Second Amended and Restated 2002 Stock Plan of the Company.
     “Company Subsidiaries” has the meaning set forth in Section 3.01.
     “Confidentiality Agreement” means the confidentiality agreement, dated September 23, 2010 between the Company and Parent.
     “Consent” has the meaning set forth in Section 3.05(b).

     “Contract” means a contract, lease, license, indenture, note, bond, agreement, mortgage, deed of trust, permit, concession, franchise or other instrument.
     “Covered Persons” has the meaning set forth in Section 6.05(a).
     “DGCL” has the meaning set forth in the Recitals.
     “Dissenting Shares” has the meaning set forth in Section 2.01(d).
     “Dissenting Stockholder” has the meaning set forth in Section 2.01(d).
     “Effective Time” has the meaning set forth in Section 1.03.
     “Environment” means soil, soil vapor, surface water, groundwater, land, sediment, surface or subsurface structures or strata, ambient air, or indoor air.
     “Environmental Authority” means any department, agency, or other body or component of any Governmental Entity that lawfully exercises jurisdiction under any Environmental Law.
     “Environmental Authorization” means any license, permit, Order, approval, consent, notice, registration, filing or other form of authorization, permission or action required under any Environmental Law.
     “Environmental Law” means any Law relating to pollution (including greenhouse gases) or the protection of human health, the Environment, natural resources or occupational and worker health and safety.
     “Environmental Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising under any Environmental Law or Environmental Authorization.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” has the meaning set forth in Section 3.05(b).
     “Exchange Fund” has the meaning set forth in Section 2.02(a).
     “Filed Company SEC Documents” has the meaning set forth in Section 3.06(c).
     “GAAP” has the meaning set forth in Section 3.06(b).
     “Genova Agreement” has the meaning set forth in Section 7.02(e).
     “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality, domestic or foreign.

     “Hazardous Substance” means any chemicals, pollutants, contaminants, toxins, wastes or substances defined or otherwise classified as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous constituents,” “toxic substances,” “contaminants,” or “pollutants” under any applicable Environmental Law, including asbestos or asbestos containing material, petroleum and its by-products, polychlorinated byphenyls and urea formaldehyde.
     “HSR Act” has the meaning set forth in Section 3.05(b).
     “Indenture” means that certain Indenture, dated March 29, 2007, between the Company and U. S. Bank National Association, as trustee.
     “Information Statement” has the meaning set forth in Section 3.05(b).
     “Intellectual Property” means any and all domestic and foreign intellectual property, including any and all (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (b) trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (d) trade secrets and confidential or proprietary business information, whether or not subject to statutory registration (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (e) proprietary rights in and to computer software (including source code, databases and related documentation) (other than commercially available off-the-shelf software).
     “Inventory” means inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods.
     “Judgment” means a judgment, ruling, order, writ, injunction or decree.
     “Knowledge” and similar phrases means (a) with respect to the Company and the Company Subsidiaries, the actual knowledge after reasonable inquiry customary for a person holding such position of John V. Genova, Kenneth M. Hale, David J. Collins, Carla Stucky, Marcia Nieder, Annette Ramage, James Robert Grannon, Bruce Moore or Debra Pease (it being understood that the Company has not undertaken, nor will the Company have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to the Company’s Knowledge) or (b) with respect to Parent and Sub, the actual knowledge after reasonable inquiry customary for a person holding such position of the executive officers of Parent and Sub, respectively.
     “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
     “Leased Real Property” has the meaning set forth in Section 3.16(c).

     “Liens” has the meaning set forth in Section 3.02(a).
     “Long-Term Incentive Plan” means that certain Long-Term Incentive Plan filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.
     “Losses” has the meaning set forth in Section 6.05(a).
     “Maximum Premium” has the meaning set forth in Section 6.05(c).
     “Measurement Date” has the meaning set forth in Section 3.03.
     “Merger” has the meaning set forth in the Recitals.
     “Merger Consideration” has the meaning set forth in Section 2.01(c).
     “Moelis” has the meaning set forth in Section 3.19.
     “Notes” means the Company’s 10 1/4% Senior Secured Notes issued pursuant to the Indenture.
     “Operational Deficit” means an amount equal to the Cash Balance Deficit less the amount of any Transaction Cost Deficit.
     “Options” means any option to purchase shares of Company Common Stock granted by the Company to any employee, director, independent contractor or other service provider of the Company or any subsidiary of the Company.
     “Order” has the meaning set forth in Section 3.08.
     “Outside Date” has the meaning set forth in Section 8.01(b).
     “Owned Real Property” has the meaning set forth in Section 3.16(b).
     “Parent” has the meaning set forth in the Introductory Paragraph.
     “Parent Disclosure Letter” has the meaning set forth in Article IV.
     “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other Transactions.
     “Parent Review Period” has the meaning set forth in Section 5.02(c).
     “Parent SEC Documents” has the meaning set forth in Article IV.
     “Paying Agent” has the meaning set forth in Section 2.02(a).
     “Pension Plan” has the meaning set forth in Section 3.12(a).

     “Permits” has the meaning set forth in Section 3.09.
     “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
     “Plan” has the meaning set forth in Section 3.12(a).
     “PPACA” means the Patient Protection and Affordable Care Act, as amended and the guidance promulgated there under.
     “Preferred Stock” has the meaning set forth in the Recitals.
     “Preferred Stock Consideration” has the meaning set forth in Section 2.01(c).
     “Redemption Notice” has the meaning set forth in Section 6.11(a).
     “Representatives” has the meaning set forth in Section 5.02(a).
     “Response” has the meaning set forth in CERCLA.
     “Resurgence” has the meaning set forth in the Recitals.
     “Retained Employee” has the meaning set forth in Section 6.04(a).
     “SEC” has the meaning set forth in Article III.
     “Securities Act” has the meaning set forth in Section 3.06(b).
     “SOX” has the meaning set forth in Section 3.06(d).
     “Special Committee” has the meaning set forth in the Recitals.
     “Stockholder Consent” has the meaning set forth in the Recitals.
     “Sub” has the meaning set forth in the Introductory Paragraph.
     A Person will be deemed to be a “subsidiary” of another Person if the other Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Person that is sufficient to enable the other Person to elect at least a majority of the members of such Person’s board of directors or other governing body; or (b) greater than 50% of the outstanding equity, voting or financial interests in such Person.
     “Superior Proposal” has the meaning set forth in Section 5.02(b).
     “Surviving Corporation” has the meaning set forth in Section 1.01.
     “Taxes” means all (a) federal, state, local and foreign taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or a transferee or successor; and (c) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).
     “Taxing Authority” means any federal, state, local or foreign governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.
     “Tax Return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.
     “Termination Fee” has the meaning set forth in Section 8.03(c).
     “Transactions” has the meaning set forth in Section 1.01.
     “Transaction Cost Deficit” means the amount, if any, by which the aggregate Transaction Costs exceed $10,300,000.
     “Transaction Costs” means the aggregate amount of the fees and expenses paid or accrued by the Company as of the Closing Date and employment related payments for the items set forth on Exhibit B of the Disclosure Letter as determined in accordance with the Closing Statement.
     “Transfer Taxes” has the meaning set forth in Section 6.07.
     “Unpaid Dividends” has the meaning set forth in Section 2.02(c).
     “Voting Company Debt” has the meaning set forth in Section 3.03.
     “Welfare Plans” has the meaning set forth in Section 3.12(a).
     9.04. Interpretation; Company Disclosure Letter; Parent Disclosure Letter. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. The Company has set forth information in the Company Disclosure Letter, and Parent and Sub have set forth information in the Parent Disclosure Letter, that corresponds to the Section of this Agreement to which it relates. A matter set forth in one Section of the Company Disclosure

Letter need not be set forth in any other Section of the Company Disclosure Letter, and a matter set forth in one Section of the Parent Disclosure Letter need not be set forth in any other Section of the Parent Disclosure Letter, so long as its relevance to the latter Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, is readily apparent on the face of the information disclosed in the Company Disclosure Letter to Parent or disclosed in the Parent Disclosure Letter to the Company, as applicable. The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter will not be construed to mean that such information is required to be disclosed by this Agreement.
     9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
     9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions (other than, until the Effective Time, the Confidentiality Agreement) and (b) except for the provisions of Section 6.05, as to which each Covered Person and each participant in the Company’s Fifth Amended and Restated Key Employee Protection Plan as amended (and their successors and heirs) will constitute a third party beneficiary and such section will be enforceable thereby, are not intended to confer upon any stockholder, employee, director, officer or other Person other than the parties hereto any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II will be enforceable by holders of Certificates or Book-Entry Shares.
     9.08. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal Laws of the State of Delaware applicable to agreements made and to be performed wholly within such state.
     9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment will relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.10. Specific Performance; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware, and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

     IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

EASTMAN CHEMICAL COMPANY
By:	/s/ David A. Woodmansee
	Name:	David A. Woodmansee
	Title:	Vice President, Assistant General Counsel and Secretary

EASTMAN TC, INC.
By:	/s/ David A. Woodmansee
	Name:	David A. Woodmansee
	Title:	Secretary and Vice President

STERLING CHEMICALS, INC.
By:	/s/ John V. Genova
	Name:	John V. Genova
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A
FORM OF CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION
     FIRST: The name of the corporation is Sterling Chemicals, Inc. (the “Corporation”).
     SECOND: The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as it may be amended from time to time, or any successor law.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000). All such shares are to be common stock, par value of $.01 per share, and are to be of one class.
     FIFTH: The Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise provided therein. Election of directors need not be by ballot.
     SIXTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B
FORM OF BYLAWS
OF
SURVIVING CORPORATION
ARTICLE I
Meetings of Stockholders
     Section 1.1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.
     Section 1.2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the corporation entitled to vote at the meeting, and shall be held at such date and time, within or outside the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the corporation.
     Section 1.3. Notice of Meetings. Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.
     Section 1.4. Stockholder Lists. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
     The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

     Section 1.5. Quorum. Except as otherwise provided by law or the corporation’s certificate of incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.
     Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.
     Section 1.7. Voting; Proxies; Required Vote. At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after one (1) year from its date, unless the proxy provides for a longer period), and shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the corporation on the applicable record date fixed pursuant to these bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors shall elect. Except as otherwise required by law or the certificate of incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
     Section 1.8. Record Date for Stockholder Notice and Voting. For purposes of determining the stockholders entitled to notice of any meeting or to vote, or entitled to receive payment of any dividend or other distribution, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action. If the Board of Directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.
     Section 1.9. Action by Written Consent. Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the certificate of incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
     Section 1.10. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.
ARTICLE II
Board of Directors
     Section 2.1. General Powers. The business of the corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things which are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders, or prohibited to the Board of Directors.
     Section 2.2. Qualification; Number; Term; Remuneration. (a) Each director shall be at least 18 years of age. A director need not be a stockholder or a resident of the State of Delaware. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolutions of the Board of Directors.
     (b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.
     (c) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of

Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.
     Section 2.3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
     Section 2.4. Place of Meetings. Meetings of the Board of Directors may be held at any place within or outside the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.
     Section 2.5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.
     Section 2.6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.
     Section 2.7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President or by a majority of the directors then in office.
     Section 2.8. Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two (2) days before the special meeting, or by telephoning or emailing the same or by delivering the same personally not later than the day before the day of the meeting.
     Section 2.9. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.
     Section 2.10. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation of these bylaws, any member of the Board of Directors or any committee may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

     Section 2.11. Resignation. Any director may resign at any time upon written notice to the corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.
     Section 2.12. Vacancies. Unless otherwise provided in these bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.
     Section 2.13. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.
ARTICLE III
Committees
     Section 3.1. Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board of Directors may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.
     Section 3.2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.
     Section 3.3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.
     Section 3.4. Term; Termination. In the event any person shall cease to be a director of the corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV
Officers
     Section 4.1. Election and Qualifications. The Board of Directors shall elect the officers of the corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such assistant secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person.
     Section 4.2. Term of Office and Compensation. The term of office of all officers shall be one (1) year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The compensation of all officers of the corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.
     Section 4.3. Resignation; Removal. Any officer may resign at any time upon written notice to the corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.
     Section 4.4. Chairman of the Board. The Chairman of the Board, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.
     Section 4.5. President and Chief Executive Officer. The President shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 4.1 of this Article IV; and may execute and deliver in the name of the corporation powers of attorney, contracts, bonds and other obligations and instruments.
     Section 4.6. Vice-President. A Vice-President may execute and deliver in the name of the corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.
     Section 4.7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

     Section 4.8. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.
     Section 4.9. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.
ARTICLE V
Stock
     Section 5.1. Certificates; Signatures. The shares of the corporation shall be represented by certificates, provided that the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the corporation.
     Section 5.2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.
     Section 5.3. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.
     Section 5.4. Record Date. In order that the corporation may determine the stockholders of record who are entitled to receive notice of, or to vote at, any meeting of stockholders or any adjournment thereof or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion, or exchange of stock of for the purpose of any lawful action, the Board of Directors may fix, in advance, a record date which shall not be more than sixty (60) nor less than ten (10) days prior to the date of such meeting, nor more than sixty (60) days prior to the date of any other action. A determination of stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
ARTICLE VI
Dividends
     Section 6.1. Declaration. Dividends upon the capital stock of the corporation, subject to any restrictions contained in the Delaware General Corporation Law or the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation.
     Section 6.2. Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE VII
Indemnification
     Section 7.1. Right to Indemnification. The corporation shall indemnify any director or officer of the corporation, and may indemnify any other person (“Covered Person”), who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     Section 7.2. Prepayment of Expenses. The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.
     Section 7.3. Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefore by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
     Section 7.4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
     Section 7.5. Other Sources. The corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
     Section 7.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
     Section 7.7. Insurance. Upon resolution passed by the Board of Directors the corporation may purchase and maintain insurance on behalf of any person who is or was an agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

     Section 7.8. Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE VIII
Miscellaneous
     Section 8.1. Fiscal Year. The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the corporation shall be the calendar year.
     Section 8.2. Seal. The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.
     Section 8.3. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
     Section 8.4. Books and Records. The books and records of the corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine.
     Section 8.5. Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
     Section 8.6. Notice. Whenever, under the provisions of law or the certificate of incorporation or these bylaws, notice is required to be given to any director or stockholder it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram or telephone.
     Section 8.7. Waiver. Whenever notice is required to be given by these bylaws or by the certificate of incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE IX
Amendments
     The Board of Directors shall have power to adopt, amend or repeal these bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new bylaws made, by the stockholders, and the stockholders may prescribe that any bylaw made by them shall not be altered, amended or repealed by the Board of Directors.